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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No.__)*


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                            Memberworks Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    586002107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 19, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

                       Exhibit Index Contained on Page 16

CUSIP No. 586002107                                           Page 2 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Management V, LLC ("ICM5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            263,260  shares,  which  shares  are  directly  owned by
  OWNED BY              Integral Capital Partners V, L.P. ("ICP5").  ICM5 is the
    EACH                general partner of ICP5.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                       --------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER

                       263,260 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,260 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.55%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 3 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ICP Management V, LLC ("ICP Management 5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,260 shares,  of which 3,450 shares are directly  owned
  OWNED BY              by Integral  Capital  Partners V Side Fund,  L.P. ("Side
    EACH                Fund")  and 810 shares are  directly  owned by  Integral
  REPORTING             Capital Partners V SLP Side Fund, LLC ("SLP Side Fund").
   PERSON               ICP Management 5 is the general partner of Side Fund and
    WITH                the Manager of SLP Side Fund.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,260 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,260 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.04%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 4 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Management VI, LLC ("ICM6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            334,580  shares,  which are  directly  owned by Integral
  OWNED BY              Capital Partners VI, L.P. ("ICP6").  ICM6 is the general
    EACH                partner of ICP6.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        334,580 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      334,580 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.24%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 5 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V, L.P. ("ICP5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            263,260  shares  are  directly  owned by ICP5.  Integral
  OWNED BY              Capital  Management  V, LLC is the  general  partner  of
    EACH                ICP5.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        263,260 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,260 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.55%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 6 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V Side Fund, L.P. ("Side Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,450  shares  are  directly  owned  by Side  Fund.  ICP
  OWNED BY              Management V, LLC is the general partner of Side Fund.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,450 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,450 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.03%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 7 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            810 shares, which are directly owned by Integral Capital
  OWNED BY              Partners V SLP Side Fund,  LLC ("SLP  Side  Fund").  ICP
    EACH                Management V, LLC is the Manager of SLP Side Fund.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        810 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      810 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.01%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 8 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Integral Capital Partners VI, L.P. ("ICP6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware (limited liability company)
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            334,580  shares,  which  are  directly  owned  by  ICP6.
  OWNED BY              Integral  Capital  Management  VI,  LLC is  the  general
    EACH                partner of ICP6.
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        334,580 shares (see response to Item 6)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      334,580 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.24%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 586002107                                           Page 9 of 19 Pages
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

            Memberworks Incorporated

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            680 Washington Blvd., Suite 110
            Stamford, CT  06901

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

      This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5") and Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6"). The principal business address of ICM5, ICP Management 5 and ICM6 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

      ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). With respect to ICM5, ICP Management 5 and ICM6, this statement relates only to ICM5's, ICP Management 5's and ICM6's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund and ICP6, and none of ICM5, ICP Management 5 or ICM6 directly or otherwise hold any Shares. Management of the business affairs of ICM5, ICP Management 5 and ICM6, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5 and ICM6, respectively, such that no single manager of ICM5, ICP Management 5, or ICM6 has voting and/or dispositive power of the Shares.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock

CUSIP No. 586002107                                          Page 10 of 19 Pages
--------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:

            586002107

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
        (c), CHECK WHETHER THE PERSON FILING IS A:

       (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

       (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) |_| Investment company registered under Section 8 of the Investment Company Act.

       (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|.

ITEM 4. OWNERSHIP.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    A.  Integral Capital Management V, LLC ("ICM5")

        (a) Amount Beneficially Owned: 263,260
        (b) Percent of Class: 2.55%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 263,260
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 263,260

CUSIP No. 586002107                                          Page 11 of 19 Pages
--------------------------------------------------------------------------------

    B.  ICP Management V, LLC ("ICP Management 5")

        (a) Amount Beneficially Owned: 4,260
        (b) Percent of Class: 0.04%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 4,260
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 4,260

    C.  Integral Capital Management VI, LLC ("ICM6")

        (a) Amount Beneficially Owned: 334,580
        (b) Percent of Class: 3.24%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 334,580
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 334,580

    D.  Integral Capital Partners V, L.P. ("ICP5")

        (a) Amount Beneficially Owned: 263,260
        (b) Percent of Class: 2.55%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 263,260
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 263,260

    E.  Integral Capital Partners V Side Fund, L.P. ("Side Fund")

        (a) Amount Beneficially Owned: 3,450
        (b) Percent of Class: 0.03%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 3,450
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 3,450

CUSIP No. 586002107                                          Page 12 of 19 Pages
--------------------------------------------------------------------------------

    F.  Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")

        (a) Amount Beneficially Owned: 810
        (b) Percent of Class: 0.01%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 810
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 810

    G.  Integral Capital Partners VI, L.P. ("ICP6")

        (a) Amount Beneficially Owned: 334,580
        (b) Percent of Class: 3.24%
        (c) Number of shares as to which such person has:
            1.  Sole power to vote or to direct vote: -0-
            2.  Shared power to vote or to direct vote: 334,580
            3.  Sole power to dispose or to direct the disposition: -0-
            4.  Shared power to dispose or to direct the disposition: 334,580

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

CUSIP No. 586002107                                          Page 13 of 19 Pages
--------------------------------------------------------------------------------

ITEM 8. IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 27, 2004

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                  ICP MANAGEMENT V, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

CUSIP No. 586002107                                          Page 14 of 19 Pages
--------------------------------------------------------------------------------

                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                  INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                  By ICP Management V, LLC
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

CUSIP No. 586002107                                          Page 15 of 19 Pages
--------------------------------------------------------------------------------

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

CUSIP No. 586002107                                          Page 16 of 19 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX


                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page

Exhibit A: Agreement of Joint Filing                                    17

CUSIP No. 586002107                                          Page 17 of 19 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 27, 2004 containing the information required by Schedule 13G, for the 602,100 Shares of capital stock of Memberworks Incorporated held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, and Integral Capital Partners VI, L.P., a Delaware limited partnership.

Date: February 27, 2004

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                  ICP MANAGEMENT V, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

CUSIP No. 586002107                                          Page 18 of 19 Pages
--------------------------------------------------------------------------------

                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                  INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                  By ICP Management V, LLC
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

CUSIP No. 586002107                                          Page 19 of 19 Pages
--------------------------------------------------------------------------------

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC
                                  its General Partner

                                  By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                         Pamela K. Hagenah
                                         a Manager